As filed with the Securities and Exchange Commission on May 13, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SCHOLAR ROCK HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	82-3750435
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

301 Binney Street, 3rd Floor

Cambridge, MA 02142

(857) 259-3860

(Address of Principal Executive Offices)

Scholar Rock Holding Corporation 2018 Stock Option and Incentive Plan

Scholar Rock Holding Corporation 2018 Employee Stock Purchase Plan

(Full Title of the Plans)

Stuart A. Kingsley

President and Chief Executive Officer

301 Binney Street, 3rd Floor

Cambridge, MA 02142

(857) 259-3860

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Junlin Ho

Scholar Rock Holding Corporation

301 Binney Street, 3rd Floor

Cambridge, MA 02142

(857) 259-3860

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value per share:
—2018 Stock Option and Incentive Plan	1,366,098	(2)	$30.25	(4)	$41,324,464.50	(4)	$4,508.50
—2018 Employee Stock Purchase Plan	341,524	(3)	$25.71	(5)	$8,780,582.04	(5)	$957.96
TOTAL:	1,707,622				$50,105,046.54		$5,466.46

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)	Represents shares of common stock that were automatically added to the shares authorized for issuance under the 2018 Stock Option and Incentive Plan (the “2018 Plan”) on January 1, 2021 pursuant to an “evergreen” provision contained in the 2018 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2018 Plan automatically increases on January 1st of each year, beginning with January 1, 2019, by four percent (4%) of the number of shares of the common stock issued and outstanding as of the immediately preceding December 31st or such lesser number of shares as approved by the Registrant’s board of directors or the Registrant’s compensation committee on or before the immediately preceding December 31st.
(3)	Represents shares of common stock that were automatically added to the shares authorized for issuance under the 2018 Employee Stock Purchase Plan (the “2018 ESPP”) on January 1, 2021 pursuant to an “evergreen” provision contained in the 2018 ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2018 ESPP automatically increases on January 1st of each year, beginning with January 1, 2019 and ending on January 1, 2028, by the lesser of (i) 353,614 shares of common stock, (ii) one percent (1%) of the number of shares of common stock issued and outstanding as of the immediately preceding December 31st or (iii) such lesser number of shares of common stock as approved by the administrator of the 2018 ESPP, which is a person or persons appointed by the Registrant’s board of directors.
(4)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $30.25 per share, which is the average of the high and low prices of common stock on May 7, 2021, as reported on the NASDAQ Global Market.
(5)	Estimated in accordance with Rule 457(a) solely for the purpose of calculating the registration fee on the basis of eighty-five percent (85%) of $30.25 per share, which is the average of the high and low prices of common stock on May 7, 2021, as reported on the NASDAQ Global Market. Pursuant to the 2018 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be at least eighty-five (85%) of the lower of the fair market value of a share of common stock on the first day of trading of the offering period or on the exercise date.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Scholar Rock Holding Corporation (the “Registrant”) to register 1,366,098 additional shares of common stock, par value $0.001 per share, reserved for issuance under the Scholar Rock Holding Corporation 2018 Stock Option and Incentive Plan and 341,524 additional shares of common stock, par value $0.001 per share, reserved for issuance under the Scholar Rock Holding Corporation 2018 Employee Stock Purchase Plan.

Pursuant to General Instruction E of Form S-8 regarding Registration of Additional Securities, the contents of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 24, 2018 (File No. 333-225192) are hereby incorporated by reference in this Registration Statement to the extent not replaced hereby.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-224493)).
3.2	Amended and Restated By-laws (Incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-224493)).
4.1

Investors’ Rights Agreement among the Registrant and certain of its stockholders, dated December 22, 2017 (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-224493)).

5.1*	Opinion of Goodwin Procter LLP.
23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1

2018 Stock Option and Incentive Plan and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-224493)).

99.2	2018 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-224493)).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on the 13th day of May, 2021.

SCHOLAR ROCK HOLDING CORPORATION

By: /s/ Stuart A. Kingsley
Stuart A. Kingsley
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Stuart A. Kingsley and Edward H. Myles as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Signature	Title	Date
/s/ Stuart A. Kingsley	President, Chief Executive Officer and Director (Principal Executive Officer)	May 13, 2021
Stuart A. Kingsley
/s/ Edward H. Myles	Chief Financial Officer (Principal Financial and Accounting Officer)	May 13, 2021
Edward H. Myles
/s/ David Hallal	Chairman of the Board of Directors	May 13, 2021
David Hallal
/s/ Kristina Burow	Director	May 13, 2021
Kristina Burow
/s/ Jeffrey S. Flier	Director	May 13, 2021
Jeffrey S. Flier, M.D.
/s/ Michael Gilman	Director	May 13, 2021
Michael Gilman, Ph.D.
/s/ Amir Nashat	Director	May 13, 2021
Amir Nashat, Sc.D.
/s/ Joshua Reed	Director	May 13, 2021
Joshua Reed
/s/ Akshay Vaishnaw	Director	May 13, 2021
Akshay Vaishnaw, M.D., Ph.D.